Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Golden Entertainment, Inc.

6595 S. Jones Boulevard

Las Vegas, NV 89118

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2016, relating to the consolidated financial statements, financial statement schedule and internal control over financial reporting of Golden Entertainment, Inc. and subsidiaries (excluding the internal control over financial reporting of acquiree, Sartini Gaming, Inc. and subsidiaries), which report appears in the Annual Report on Form 10-K of Golden Entertainment, Inc. for the year ended December 31, 2015.

/s/ Piercy Bowler Taylor & Kern
PIERCY BOWLER TAYLOR & KERN
Certified Public Accountants

Las Vegas, Nevada
November 8, 2016